EXHIBIT 5

Reply to:	Jason D. Meretsky
Telephone:	(416) 943-0808 x.4
Email:	Jason@Meretsky.com

March 31, 2015

Sphere 3D Corporation

240 Matheson Blvd. East

Mississauga, Ontario

L4Z 1X1

Re: Registration of Securities of Sphere 3D Corp.

Ladies and Gentlemen:

In connection with the registration of up to 357,725 common shares of Sphere 3D Corp. (the “Shares”), a company existing under the laws of the Province of Ontario, Canada (the “Company”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Overland Storage, Inc. 2009 Equity Incentive Plan, Overland Storage, Inc. 2003 Equity Incentive Plan, and the Overland Storage, Inc. Inducement Equity Awards (the “Plans”), you have requested our opinion set forth below.

In our capacity as Canadian counsel only, we have examined originals or copies of those corporate and other records of the Company we consider appropriate. We are qualified to practice law only in the Province of Ontario. We have made no investigation of the laws of any jurisdiction other than the Province of Ontario and the opinions hereinafter expressed are confined to the laws of the Province of Ontario and the federal laws of Canada applicable therein at the date hereof.

On the basis of such examination and our consideration of those questions of law we consider relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common shares, or (b) the book-entry of the Shares by the transfer agent for the Company’s common shares in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

This opinion is intended solely for the use of the persons to whom it is addressed, and only in connection with the transaction described and should not be relied upon by any other person or for any other purpose nor quoted from or referred to in any other document without our prior written consent.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted, MERETSKY LAW FIRM

Per:	/s/ Jason D. Meretsky
Jason D. Meretsky